Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated July 18, 2024

Pricing Supplement dated July __, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1A dated May 16, 2024

$ Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers, Due July 30, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Enhanced Return Buffer Notes (the “Notes”) linked to the performance of the least performing of the SPDR® Gold Trust and the iShares® Silver Trust (each, an “Underlier”).

•	Enhanced Return Potential — If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, at maturity, investors will receive a return equal to 157% of the Underlier Return of the Least Performing Underlier.

•	Contingent Return of Principal at Maturity — If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value (90% of its Initial Underlier Value), at maturity, investors will receive the principal amount of their Notes. If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage.

•	The Notes do not pay interest.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78017GE98

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.65%	$
Proceeds to Royal Bank of Canada	99.35%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $6.50 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $993.50 and $1,000.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $934.40 and $984.40 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underliers:	The SPDR® Gold Trust (the “GLD Fund”) and the iShares® Silver Trust (the “SLV Fund”)
	Underlier	Bloomberg Ticker	Initial Underlier Value(1)	Buffer Value(2)
	GLD Fund	GLD	$	$
	SLV Fund	SLV	$	$
(1) With respect to each Underlier, the closing value of that Underlier on the Trade Date
(2) With respect to each Underlier, 90% of its Initial Underlier Value (rounded to two decimal places)
Trade Date:	July 26, 2024
Issue Date:	July 31, 2024
Valuation Date:*	July 27, 2026
Maturity Date:*	July 30, 2026
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier × Participation Rate)

•   If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Buffer Value: $1,000

•   If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return of the Least Performing Underlier + Buffer Percentage)]

If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose some or a substantial portion of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Participation Rate:	157%
Buffer Percentage:	10%
Underlier Return:	With respect to each Underlier, the Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-2	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-3	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Least Performing Underlier, based on its Buffer Value of 90% of its Initial Underlier Value, the Participation Rate of 157% and the Buffer Percentage of 10%. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return of the Least Performing Underlier	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,785.00	178.500%
40.00%	$1,628.00	162.800%
30.00%	$1,471.00	147.100%
20.00%	$1,314.00	131.400%
10.00%	$1,157.00	115.700%
5.00%	$1,078.50	107.850%
2.00%	$1,031.40	103.140%
0.00%	$1,000.00	100.000%
-5.00%	$1,000.00	100.000%
-10.00%	$1,000.00	100.000%
-20.00%	$900.00	90.000%
-30.00%	$800.00	80.000%
-40.00%	$700.00	70.000%
-50.00%	$600.00	60.000%
-60.00%	$500.00	50.000%
-70.00%	$400.00	40.000%
-80.00%	$300.00	30.000%
-90.00%	$200.00	20.000%
-100.00%	$100.00	10.000%

Example 1 —	The value of the Least Performing Underlier increases from its Initial Underlier Value to its Final Underlier Value by 2%.
	Underlier Return of the Least Performing Underlier:	2%
	Payment at Maturity:	$1,000 + ($1,000 × 2% × 157%) = $1,000 + $31.40 = $1,031.40

In this example, the payment at maturity is $1,031.40 per $1,000 principal amount of Notes, for a return of 3.14%.

Because the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, investors receive a return equal to 157% of the Underlier Return of the Least Performing Underlier.

P-4	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers
Example 2 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 5% (i.e., its Final Underlier Value is below its Initial Underlier Value but above its Buffer Value).
	Underlier Return of the Least Performing Underlier:	-5%
	Payment at Maturity:	$1,000

In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes, for a return of 0%.

Because the Final Underlier Value of the Least Performing Underlier is greater than its Buffer Value, investors receive a full return of the principal amount of their Notes.

Example 3 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 50% (i.e., its Final Underlier Value is below its Buffer Value).
	Underlier Return of the Least Performing Underlier:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (-50% + 10%)] = $1,000 – $400 = $600

In this example, the payment at maturity is $600 per $1,000 principal amount of Notes, representing a loss of 40% of the principal amount.

Because the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose some or a substantial portion of the principal amount of their Notes at maturity.

P-5	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Substantial Portion of the Principal Amount at Maturity — If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage. You could lose some or a substantial portion of your principal amount at maturity.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underlier Performs Better — Any payment on the Notes will be determined solely by the performance of the Least Performing Underlier. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Notes, the individual performance of the Underliers will not be combined, and the adverse performance of one Underlier will not be mitigated by any appreciation of the other Underlier. The Underliers may be uncorrelated and may not perform similarly over the term of the Notes, which may increase your risk of loss on the Notes.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, the Notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required

P-6	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes,

P-7	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underliers

•	You Will Not Have Any Rights to Any Underlier or the Commodities Held by the Underliers — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Underlier or the commodities held by the Underliers .

•	Investing in the Notes Linked to the Least Performing Underlier Is Not the Same as Investing Directly in Its Underlying Commodity — The performance of an Underlier will not exactly replicate the performance of its Underlying Commodity (defined below). Each Underlier is subject to management risk, which is the risk that the investment strategy for that Underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. Neither Underlier generates any income, and because each Underlier regularly sells its Underlying Commodity to pay for its ongoing expenses, the amount of its Underlying Commodity represented by each share of an Underlier will gradually decline over time. Additionally, there is a risk that part or all of an Underlier’s holding in its Underlying Commodity could be lost, damaged or stolen, and access to gold could be restricted due to war, terrorism, theft, natural disaster or otherwise. In addition, because the shares of each Underlier are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of an Underlier may differ from the net asset value per share of that Underlier.

The performance of an Underlier may diverge significantly from the performance of its Underlying Commodity due to differences in trading hours between an Underlier and its Underlying Commodity or other circumstances. During periods of market volatility, an Underlying Commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of an Underlier and the liquidity of an Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlier. As a result, under these circumstances, the market value of that Underlier may vary substantially from the net asset value per share. For all of the foregoing reasons, the performance of an Underlier may not correlate with its Underlying Commodity as well as its net asset value per share of that Underlier.

•	The Notes Are Subject to Risks Associated With Gold With Respect to the GLD Fund — The investment objective of the GLD Fund is to reflect the performance of the price of gold bullion, less the expenses of the Underlier’s operations. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including global demand for and supply of gold and macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. Gold prices may also be affected by any gold pricing or auction methodologies used widely by the market, which methodologies may change from time to time. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

•	The Notes are Subject to Risks Associated with Silver with Respect to the SLV Fund — The SLV Fund seeks to reflect generally the performance of the price of silver, less its expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the

P-8	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Adjustments to an Underlier Could Adversely Affect Any Payments on the Notes — The investment adviser of an Underlier may make changes to its investment strategy at any time. This could adversely affect the value of an Underlier and, consequently, the value of the Notes.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to an Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of that Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If an Underlier is delisted or terminated, the Calculation Agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting an Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

P-9	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

INFORMATION REGARDING THE UNDERLIERS

According to publicly available information, GLD Fund is an investment trust sponsored by World Gold Trust Services, LLC, whose investment objective is to reflect the performance of the price of gold bullion (with respect to the GLD Fund, the “Underlying Commodity”), less expenses. The GLD Fund holds gold bars and from time to time, issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares. For more information about the GLD Fund, see “Exchange-Traded Funds—The SPDR® Gold Trust” in the accompanying underlying supplement.

According to publicly available information, SLV Fund is an investment trust sponsored by iShares Delaware Trust Sponsor LLC, that seeks to reflect generally the performance of the price of silver (with respect to the SLV Fund, the “Underlying Commodity”), less expenses and liabilities. The assets of the SLV Fund consists primarily of silver held by a custodian on behalf of the SLV Fund. For more information about the SLV Fund, see “Exchange-Traded Funds—The iShares® Silver Trust” in the accompanying underlying supplement.

Historical Information

The following graphs set forth historical closing values of the Underliers for the period from January 1, 2014 to July 16, 2024. Each red line represents a hypothetical Buffer Value based on the closing value of the relevant Underlier on July 16, 2024. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underliers will result in the return of all of your initial investment.

SPDR® Gold Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

iShares® Silver Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your Notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Because the Notes reference exchange-traded funds, and neither the funds nor any of their holdings is treated for U.S. federal income tax purposes as a U.S. equity, payment on the Notes to Non-U.S. Holders should not be subject to Section 871(m).

P-12	RBC Capital Markets, LLC

Enhanced Return Buffer Notes Linked to the Least Performing of Two Underliers

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-13	RBC Capital Markets, LLC